Exhibit 99.1

InnerWorkings Promotes Eric D. Belcher to President

Chicago, IL, April 30, 2008 – InnerWorkings, Inc. (NASDAQ: INWK), a leading provider of managed print and promotional solutions to corporate clients in the United States, today announced that Eric D. Belcher has been promoted to President, effective immediately. Mr. Belcher will continue in his role as Chief Operating Officer.

“Eric is an excellent leader and has played a critical role in our company’s growth and infrastructure development,” said Steven E. Zuccarini, Chief Executive Officer of InnerWorkings. “This promotion reflects on my and the Board of Director’s confidence in Eric’s ability to lead our organization to become the first $1 billion provider of outsourced print and promotional solutions.”

In December 2006, Mr. Belcher was promoted to Chief Operating Officer of InnerWorkings and has led InnerWorkings’ sales, marketing, operations, procurement, M&A and technology organizations. Mr. Belcher joined InnerWorkings in June 2005 as Executive Vice President, Operations.

Previously, Mr. Belcher was Chief Operating Officer for MAN Roland Inc., where he oversaw sheetfed operations throughout North America. Prior to assuming that post, he served as Chief Financial Officer.

Mr. Belcher joined MAN Roland in 2001 after serving as a Senior Manager at Marakon Associates, an international management-consulting firm that assisted major corporations in developing business strategies to maximize growth and profit potential.

Mr. Belcher holds an MBA from the University of Chicago’s Graduate School of Business and a Bachelor’s degree from Bucknell University in Lewisburg, Pennsylvania.

About InnerWorkings, Inc.

Chicago-based InnerWorkings, Inc. (NASDAQ: INWK) is a leading provider of managed print and promotional solutions to corporate clients in the United States. With proprietary technology, an extensive supplier network and domain expertise, the Company procures, manages and delivers printed products as part of a comprehensive outsourced enterprise solution. Based in Chicago with numerous other offices in the United States, InnerWorkings procures printed products for clients across a wide range of industries, such as advertising, consumer products, publishing and retail. For more information on InnerWorkings, visit: www.inwk.com.

Forward-Looking Statements

This release contains statements relating to future results. These statements are forward-looking statements under the federal securities laws. We can give no assurance that any future results discussed in these statements will be achieved. Any forward-looking statements represent our views only as of today and should not be relied upon as representing our views as of any subsequent date. These statements are subject to a variety of risks and uncertainties that could cause our actual results to differ materially from the statements contained in this release. For a discussion of important factors that could affect our actual results, please refer to our SEC filings, including the “Risk Factors” section of the Form 10-K we recently filed with the SEC.

(inwk-g)

FOR FURTHER INFORMATION:

InnerWorkings, Inc.
Mark Desky, 312-604-5470 mdesky@inwk.com